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                                                                     Exhibit 4.8

            THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

                            SERIES B PREFERRED STOCK
                                 $.10 PAR VALUE

                             CERTIFICATE FOR SHARES

                              BITWISE DESIGNS, INC.
                            (A Delaware Corporation)

                  WHEREAS, Bitwise Designs, Inc. is authorized to issue an aggregate of 5,000,000 shares of Preferred Stock, $.10 par value, which may be issued in classes or in series, and whose respective rights, designations and preferences may be designated from time to time by a Certificate of Designation by the Board of Directors of Bitwise Designs, Inc.; and

                  WHEREAS, the Board of Directors of Bitwise Designs, Inc. have designated 50,000 shares of Preferred Stock as "Series B Preferred Stock" pursuant to a Designation attached hereto and which Designation sets forth the rights, preferences and limitations of such Series B Preferred Stock.

                  NOW, THEREFORE, this certifies that _________________ is the owner of ________________ Shares of Series B Preferred Stock of Bitwise Designs, Inc., which Preferred Shares are fully paid and non-assessable.

                  IN WITNESS WHEREOF, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed this 5th day of October 1999.



______________________________            _________________________________
Victor J. DiGioia                         John Botti
Assistant Secretary                       President

(Corporate Seal)